EXHIBIT 99.1

Capstone Green Energy Announces Appointment of John Miller

to The Board of Directors

LOS ANGELES, CA / BUSINESS WIRE / FEBRUARY 26, 2024 / Capstone Green Energy Holdings, Inc. (the “Company”), the public successor to Capstone Green Energy Corporation (Predecessor Capstone), is pleased to announce the immediate appointment of John Miller to its Board of Directors, effective immediately.

"Capstone Green Energy is delighted to welcome John Miller to our Board of Directors," said Robert Flexon, Executive Chairman & Interim President and Chief Executive Officer of Capstone Green Energy. "John’s industry experience, proven track record of driving operational excellence, and strategic insights will be instrumental as we continue to innovate and drive sustainable growth in the clean energy sector."

With over 40 years of executive management experience across manufacturing, distribution, and transportation, John Miller brings invaluable expertise to the Capstone board. He has held senior finance and leadership roles in various sectors, notably serving as CEO of Power Solutions International, Inc. from 2017 to 2021, where he drove strategic growth and operational efficiencies. Prior to that, he contributed significantly to Navistar International Corporation's operational and financial strategies. His career also includes CFO positions at Laidlaw Education Services, Chicago Metallic Corporation, Fleetpride, Inc., and Peapod, demonstrating expertise in financial management and strategic planning.

John Miller holds a Master of Business Administration from the University of Michigan and a Bachelor of Arts degree in economics from DePauw University.

"As I step into this new role with Capstone, I'm excited to help shape and design a successful future for the Company,” said John Miller. “My experience leading Power Solutions International, Inc. and guiding financial strategies at Navistar International Corporation has given me the focus and passion to drive growth and operational excellence. I look forward to leveraging these experiences to contribute to Capstone's continued success and evolution."

"My fellow directors and I are excited to have John join the Capstone board of directors. His appointment reflects our steadfast commitment to building the needed leadership capacity of the Board to help us bolster our strategic direction. John brings a much-needed skill set to the Board, and we are excited to have him join us as we navigate the Company forward post-restructuring." commented Robert Powelson, Chairman of the Governance & Sustainability Committee.

Additional Information

The Company, as the public successor to Predecessor Capstone (CGRN) for SEC reporting purposes, continues to work to complete its restatement of previously issued financial statements and intends to complete such restatement as soon as possible. Following the completion of the restatement, the Company expects that it will list its common stock on the OTC Pink Market. The CUSIP number for the Company’s common stock following the reorganization transactions is 14067D607 and the ISIN number is US14067D6076.

About Capstone Green Energy

For over three decades, Capstone Green Energy has been at the forefront of microturbine technology, revolutionizing how businesses manage their energy supply. In partnership with our worldwide team of dedicated distributors, we have shipped over 10,000 units to 83 countries, providing environmentally friendly and highly efficient on-site energy systems and microgrid solutions.

Today, our commitment to a greener future is unwavering. We offer customers a range of commercial, industrial, and utility-scale options tailored to their specific needs, ranging from 65kW to multiple MWs. Capstone's product portfolio not only showcases our core microturbine technology but also includes flexible Energy-as-a-Service (EaaS) rental and service contracts.

In our pursuit of cutting-edge solutions, we've forged strategic partnerships to extend our impact. Through these collaborations, we proudly offer biomass and heat recovery solutions that enhance the sustainability and efficiency of our client's operations, contributing to a cleaner and more responsible energy landscape.

Capstone estimates that in FY23, it saved customers over $169 million in annual energy costs and approximately 362,000 tons of carbon. Total savings over the last five years are estimated to be approximately $1.08 billion in energy savings and approximately 1.9 million tons of carbon savings.

Capstone offers fast, turnkey power rental solutions for customers with limited capital or short-term needs; for more information, contact: rentals@CGRNenergy.com.

For more information about the Company, please visit www.CapstoneGreenEnergy.com. Follow Capstone Green Energy on Twitter, LinkedIn, Instagram, Facebook, and YouTube.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s operations and growth expectations, the restatement of previously issued financial statements and the other statements regarding the Company’s expectations, beliefs, plans, intentions, and strategies. The Company has tried to identify these forward-looking statements by using words such as “expect,” “anticipate,” “believe,” “could,” “should,” “estimate,” “intend,” “may,” “will,” “plan,” “goal” and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: the integration of the new vice president of technology into the management team and his success in developing and executing operational strategies; the Company’s ability to realize the anticipated benefits of its recently completed financial restructuring; the Company’s ability to comply with the restrictions imposed by covenants contained in the exit financing and the new subsidiary limited liability company agreement;  employee attrition and the Company’s ability to retain senior management and other key personnel following the restructuring; the Company's ability to develop new products and enhance existing products; product quality issues, including the adequacy of reserves therefor and warranty cost exposure; intense competition; financial performance of the oil and natural gas industry and other general business, industry and economic conditions; the impact of litigation and regulatory proceedings; risks related to the previously announced restatement previously announced (including discovery of additional information relevant to the financial statements subject to restatement; changes in the effects of the restatement on Predecessor Capstone’s financial statements or financial results and delay in the filing of late 10-K’s and 10-Q’s due to the Company’s efforts to complete the restatement; the time, costs and expenses associated with the restatement; inquiries from the SEC; the potential material adverse effect on the price of the Company’s common stock and stockholder lawsuits). For a detailed discussion of factors that could affect the Company’s future operating results, please see Predecessor Capstone’s filings with the Securities and Exchange Commission, including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

CONTACT:
Capstone Green Energy
Investor and investment media inquiries:
818-407-3628
ir@CGRNenergy.com